                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                            ALLEGHANY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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[X]  No fee required.

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        ------------------------------------------------------------------------

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    APRIL 23, 2004 AT 10:00 A.M., LOCAL TIME
                            ------------------------

                                RSUI GROUP, INC.
                     945 EAST PACES FERRY ROAD, 18TH FLOOR
                                ATLANTA, GEORGIA

    Notice is hereby given that the 2004 Annual Meeting of Stockholders of Alleghany Corporation (the "Company") will be held at the offices of the Company's subsidiary RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta, Georgia, on Friday, April 23, 2004 at 10:00 a.m., local time, for the following purposes:

    1.  To elect three directors for terms expiring in 2007.

    2. To consider and take action upon a proposal to ratify the selection of KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2004.

    3. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

    Holders of common stock of the Company are entitled to vote for the election of directors and on each of the other matters set forth above.

    The stock transfer books of the Company will not be closed. The Board of Directors has fixed the close of business on March 1, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, the 2004 Annual Meeting and any adjournments thereof.

    You are cordially invited to be present. Stockholders who do not expect to attend in person are requested to sign and return the enclosed form of proxy in the envelope provided. At any time prior to their being voted, proxies are revocable by written notice to the Secretary of the Company or by voting at the 2004 Annual Meeting in person.

                                              By order of the Board of Directors

                                                       ROBERT M. HART
                                               Senior Vice President, General
                                                    Counsel and Secretary
March 8, 2004

                             ALLEGHANY CORPORATION
                                375 PARK AVENUE
                            NEW YORK, NEW YORK 10152

                                PROXY STATEMENT
                            ------------------------

            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 23, 2004

                            ------------------------

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alleghany Corporation (the "Company") from holders of the Company's outstanding shares of common stock ("Common Stock") entitled to vote at the 2004 Annual Meeting of Stockholders of the Company (and at any and all adjournments thereof) for the purposes referred to below and set forth in the accompanying Notice of Annual Meeting of Stockholders. These proxy materials are being mailed to stockholders on or about March 8, 2004.

     The Board of Directors has fixed the close of business on March 1, 2004 as the record date for the determination of stockholders entitled to notice of, and to vote at, said meeting. Holders of Common Stock are entitled to one vote for each share held of record on the record date with respect to each matter to be acted on at the 2004 Annual Meeting.

     On February 25, 2004, 7,511,087 shares of Common Stock were outstanding and entitled to vote. The number of shares of Common Stock as of February 25, 2004, and the share ownership information provided elsewhere herein, do not include shares to be issued by the Company in respect of the dividend of one share of Common Stock for every 50 shares of Common Stock outstanding to be paid by the Company on April 23, 2004 to stockholders of record at the close of business on April 1, 2004.

                             PRINCIPAL STOCKHOLDERS

     As of February 25, 2004, approximately 35.3 percent* of the Company's outstanding Common Stock was believed to be beneficially owned by F.M. Kirby, Allan P. Kirby, Jr., their sister, Grace Kirby Culbertson, and the estate or one or more beneficiaries of the estate of Ann Kirby Kirby, the sister of Messrs. Kirby and Mrs. Culbertson, primarily through a number of family trusts.

     The following table sets forth, as of February 25, 2004, the beneficial ownership of Common Stock of certain persons believed by the Company to be the beneficial owners of more than five percent of the Company's outstanding Common Stock.

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                          -------------------------------------------------------------
                                             SOLE VOTING      SHARED VOTING POWER
NAME AND ADDRESS                          POWER AND/OR SOLE      AND/OR SHARED                 PERCENT
OF BENEFICIAL OWNER                       INVESTMENT POWER     INVESTMENT POWER      TOTAL     OF CLASS
-------------------                       -----------------   -------------------   -------    --------
F.M. Kirby..............................       312,638              679,527         992,165(1)   13.2
  17 DeHart Street
  P.O. Box 151
  Morristown, NJ 07963
Allan P. Kirby, Jr. ....................       539,899                   --         539,899(2)    7.2
  14 E. Main Street
  P.O. Box 90
  Mendham, NJ 07945
Grace Kirby Culbertson..................       155,853              256,459         412,312(3)    5.5
  Blue Mill Road
  Morristown, NJ 07960
Estate of Ann Kirby Kirby...............       317,881              392,786         710,667(4)    9.5
  c/o Carter, Ledyard & Milburn LLP
  2 Wall Street
  New York, NY 10005
Franklin Mutual Advisers, LLC...........       727,473                   --         727,473(5)    9.7
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
The PNC Financial Services Group,
  Inc. .................................            (6)                  (6)        419,341(6)    5.6
  One PNC Plaza
  249 Fifth Avenue
  Pittsburgh, PA 15222

---------------

 *  See Note (4) on page 4.

(1) Includes 110,344 shares of Common Stock held by F.M. Kirby as sole trustee of trusts for the benefit of his children; 477,215 shares held by a trust of which Mr. Kirby is co-trustee and primary beneficiary; and 202,312 shares held by trusts for the benefit of his children and his children's descendants as to which

    Mr. Kirby was granted a proxy and, therefore, had shared voting power. Mr. Kirby disclaims beneficial ownership of the Common Stock held for the benefit of his children and for the benefit of his children and his children's descendants. Mr. Kirby held 202,294 shares directly.

(2) Includes 305,655 shares held by a trust of which Allan P. Kirby, Jr. is co-trustee (with the final right to vote) and beneficiary; and 14,168 shares issuable under stock options granted pursuant to the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan. Mr. Kirby held 220,076 shares directly.

(3) Includes 46,239 shares of Common Stock held by Grace Kirby Culbertson as co-trustee of trusts for the benefit of her children; and 210,220 shares held by trusts for the benefit of Mrs. Culbertson and her descendants, of which Mrs. Culbertson is co-trustee. Mrs. Culbertson held 155,853 shares directly.

(4) Prior to her death in 1996, Ann Kirby Kirby had disclaimed being a controlling person or member of a controlling group with respect to the Company, and had declined to supply information with respect to her ownership of Common Stock. Since her death, the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or its beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owns more than five percent of its Common Stock. However, Mrs. Kirby filed a statement on Schedule 13D dated April 5, 1982 with the Securities and Exchange Commission reporting beneficial ownership, both direct and indirect through various trusts, of 710,667 shares of the common stock of Alleghany Corporation, a Maryland corporation and the predecessor of the Company ("Old Alleghany"). Upon the liquidation of Old Alleghany in December 1986, stockholders received $43.05 in cash and one share of Common Stock for each share of Old Alleghany common stock. The stock ownership information provided herein as to the estate of Mrs. Kirby is based solely on her statement on Schedule 13D and does not reflect the two-percent stock dividends paid in each of the years 1985 through 1997 and 1999 through 2003 by Old Alleghany or the Company; if Mrs. Kirby, her estate and her beneficiaries had continued to hold in the aggregate 710,667 shares together with all stock dividends received in consequence through the date hereof, the beneficial ownership reported herein would have increased by 304,330 shares.

(5) According to an amendment dated February 11, 2004 to a Schedule 13G statement filed by Franklin Mutual Advisers, LLC ("Franklin"), Franklin had sole voting power and sole dispositive power over 727,473 shares. The statement indicated that such shares may be deemed to be beneficially owned by Franklin, an investment advisory subsidiary of Franklin Resources, Inc. ("FRI"), and that, under Franklin's advisory contracts, all voting and investment power over such shares was granted to Franklin. The statement also indicated that Charles B. Johnson and Rupert H. Johnson, Jr. were the principal shareholders of FRI, but beneficial ownership of the shares reported therein are not attributed to FRI or Messrs. Johnson because Franklin exercises voting and investment powers over such shares independently of FRI and Messrs. Johnson. Franklin disclaimed any economic interest or beneficial ownership of such shares.

(6) According to an amendment dated February 10, 2004 to a Schedule 13G statement filed by The PNC Financial Services Group, Inc. ("PNC"), a bank holding company, PNC and certain of its subsidiaries had sole voting power over 1,289 shares, shared voting power over 305,655 shares (held in a fiduciary capacity pursuant to a trust agreement which gives the individual co-trustee the final right to vote), sole dispositive power over no shares and shared dispositive power over 112,990 shares. PNC Bancorp, Inc. and PNC Bank, National Association, subsidiaries of PNC, also joined in the filing.

                            1. ELECTION OF DIRECTORS

     Pursuant to the Company's Restated Certificate of Incorporation and By-laws, the Board of Directors is divided into three separate classes of directors which are required to be as nearly equal in number as practicable. At each Annual Meeting of Stockholders, one class of directors is elected to a term of three years. The Board of Directors currently consists of nine directors.

     Allan P. Kirby, Jr., Thomas S. Johnson and James F. Will have been nominated by the Board of Directors for election as directors at the 2004 Annual Meeting, each to serve for a term of three years, until the 2007 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Kirby, Johnson and Will were last elected by the stockholders of the Company at the 2001 Annual Meeting of Stockholders held on April 27, 2001.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2004 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-of three years, until the 2007 Annual Meeting of Stockholders and until his successor is duly elected and qualified. Messrs. Kirby, Johnson and Will were last elected by the stockholders of the Company at the 2001 Annual Meeting of Stockholders held on April 27, 2001.

     Proxies in the enclosed form received from holders of Common Stock will be voted for the election of the three nominees named above as directors of the Company unless stockholders indicate otherwise. If any of the foregoing nominees is unable to serve for any reason (which event is not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy unless stockholders indicate otherwise. Directors will be elected by an affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the 2004 Annual Meeting. Thus, those nominees who receive the highest, second-highest and third-highest numbers of votes for their election as directors will be elected, regardless of the number of shares that are not voted for the election of such nominees. Shares with respect to which authority to vote for any nominee or nominees is withheld will not be counted in the total number of shares voted for such nominee or nominees.

     The following information includes the age, the year in which first elected a director of the Company or Old Alleghany, the principal occupation (in italics), and other directorships of each of the nominees named for election as directors, and of the other current directors of the Company whose terms will not expire until 2005 or 2006.


Nominee for Election:                                     President, Liberty Square, Inc.
Allan P. Kirby, Jr.         [PHOTO of Alan P. Kirby,      (investments); management of family and
Age 72                                Jr.]                personal affairs. Chairman of the
Director since 1963                                       Executive Committee.

                                                          Chairman and Chief Executive Officer,
                                                          GreenPoint Financial Corp. and its
Nominee for Election:                                     subsidiary GreenPoint Bank (banking);
Thomas S. Johnson             [PHOTO of Thomas S.         director, R.R. Donnelley & Sons Company,
Age 63                              Johnson]              The Phoenix Companies, Inc. and Lower
Director since 1997 and                                   Manhattan Development Corporation. Member
for 1992-1993                                             of the Audit and Nominating and Governance
                                                          Committees.


                                                          President, Saint Vincent College
                                                          (education); non-executive Chairman, World
Nominee for Election:                                     Minerals Inc. and Chairman, Specialty
James F. Will               [PHOTO of James F. Will]      Steel Industry of North America; director,
Age 65                                                    Breeze Industrial Products Corporation.
Director since 1992                                       Member of the Executive and Nominating and
                                                          Governance Committees.

F.M. Kirby                                                Chairman of the Board, Alleghany
Age 84                       [PHOTO of F.M. Kirby]        Corporation. Member of the Executive
Director since 1958                                       Committee.
Term expires in 2005




                                                    Retired Executive, KeyCorp (banking); Chairman,
Roger Noall                                         The Victory Portfolios, The Victory
Age 68                     [PHOTO of Roger Noall]   Institutional Funds and The Victory Variable
Director since 1996                                 Insurance Funds. Chairman of the Nominating and
Term expires in 2005                                Governance Committee and member of the
                                                    Compensation Committee.

                                                    Professor of Business Administration, Fuqua
                                                    School of Business at Duke University
                                                    (education); Chairman, Public Broadcasting
Rex D. Adams                                        System and Centre for Economic Policy Research;
Age 64                    [PHOTO of Rex D. Adams]   director, AMVESCAP PLC and Vintage Petroleum,
Director since 1999                                 Inc.; trustee, Committee for Economic
Term expires in 2005                                Development, Vera Institute of Justice and
                                                    Woods Hole Oceanographic Institution. Member of
                                                    the Audit Committee.


John J. Burns, Jr.                                  President and chief executive officer,
Age 72                    [PHOTO of John J. Burns,  Alleghany Corporation; director, Burlington
Director since 1968                 Jr.]            Northern Santa Fe Corporation, Mineral Holdings
Term expires in 2006                                Inc. and World Minerals Inc. Member of the
                                                    Executive Committee.
                                                    President and Chief Executive Officer,

Dan R. Carmichael                                   Ohio Casualty Corporation (property and
Age 59                          [PHOTO of Dan R.    casualty insurance); director, Ohio
Director since 1993               Carmichael]       Casualty Corporation and Platinum
Term expires in 2006                                Underwriters Holdings, Ltd. Chairman of
                                                    the Compensation Committee and member of
                                                    the Audit Committee.


William K. Lavin                                    Financial Consultant; Chairman and
Age 59                        [PHOTO of William K.  Secretary, Novex Systems International,
Director since 1992                  Lavin]         Inc. Chairman of the Audit Committee and
Term expires in 2006                                member of the Compensation Committee.

     All of the foregoing persons have had the principal occupations indicated throughout the last five years, except as follows. Mr. Will has been President of Saint Vincent College since July 1, 2000. Prior thereto, Mr. Will was President and Chief Executive Officer of Armco Inc. (steel manufacturing and metals processing) until his retirement on September 30, 1999. Mr. Noall was an Executive of KeyCorp until his retirement on March 1, 2000. Mr. Adams has been a Professor of Business Administration at the Fuqua School of Business at Duke University since July 1, 2001, and was Dean of the Fuqua School of Business prior thereto. Mr. Carmichael has been President and Chief Executive Officer of Ohio Casualty Corporation since December 12, 2000, and served as the President and Chief Executive Officer of IVANS, Inc. (communications technology and remarketer) prior thereto.

     F.M. Kirby and Allan P. Kirby, Jr. are brothers.

     Jefferson W. Kirby, a son of F.M. Kirby, was a Vice President of the Company until June 30, 2003 and in that capacity was paid during 2003 $127,545 in salary and other compensation, $495,560 in settlement of all of the outstanding performance shares awarded to him under the 1993 Long-Term Incentive Plan (the "1993 Plan") and the 2002 Long-Term Incentive Plan (the "2002 Plan"), and $277,598 representing a payout of all of the savings benefits which he had accrued under the Company's Deferred Compensation Plan. Pursuant to the approval of the Audit Committee of the Board of Directors, on authority delegated by the Board without F.M. Kirby's participation, during 2003 the Company made investments aggregating $10.0 million in an investment fund formed and managed by a limited liability company owned by Jefferson W. Kirby. The limited liability company is entitled to an annual fee equal to 20 percent of certain of the investment gains allocated to an investor's account and a monthly management fee equal to 0.125 percent (1.5 percent annum) of the net assets of an investor's account. In 2003, the Company paid a total of $74,799.38 in such fees to the limited liability company.

     The Board of Directors held nine meetings in 2003. Each director attended more than 75 percent of the aggregate number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served that were held in 2003.

     Pursuant to the New York Stock Exchange's listing standards, effective as of the date of the 2004 Annual Meeting, the Company is required to have a majority of independent directors, and no director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company. The Board of Directors has determined that Messrs. Johnson, Will, Noall, Adams, Carmichael and Lavin have no material relationship with the Company other than in their capacities as members of the Board and committees thereof, and thus are independent directors of the Company. In the case of Mr. Will, who serves as non-executive Chairman and a member of the Audit Committee of World Minerals Inc., a subsidiary of the Company, this determination was based upon the non-executive nature of such positions, the level of compensation received by Mr. Will for service in such positions and the insignificance of such compensation to Mr. Will. The other independent directors have no relationship with the Company other than as directors and members of committees.

     Interested parties may communicate directly with any individual director, the non-management directors as a group or the Board as a whole sending such communication by mail to the Secretary of the Company at the Company's principal executive offices (Alleghany Corporation, 375 Park Avenue, New York, NY 10152). Such communications will be delivered unopened (1) if addressed to a director, to the director, (2) if addressed to the non-management directors, to the Chairman of the Nominating and Governance Committee who will report thereon to the non-management directors, or (3) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board.

     The Company does not have a policy with regard to attendance by directors at Annual Meetings of Stockholders. Two directors attended the 2003 Annual Meeting of Stockholders.

     The Executive Committee of the Board of Directors (the "Executive Committee") may exercise certain powers of the Board of Directors regarding the management and direction of the business and affairs of the Company when the Board of Directors is not in session. All action taken by the Executive Committee is reported to, and reviewed by, the Board of Directors. The Executive Committee held two meetings in 2003.

     The Audit Committee of the Board of Directors (the "Audit Committee") is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including approving in advance all audit services and permissable non-audit services to be provided by the independent auditors) and for the evaluation of their qualifications, performance and independence. The Audit Committee also reviews and makes reports and recommendations to the Board of Directors with respect to the following matters: (i) the audited consolidated annual financial statements of the Company and its subsidiaries, including management's discussion and analysis of financial condition and results of operation and critical accounting policies, to be incorporated in the Company's Annual Report on Form 10-K to the Securities and Exchange Commission, and whether to recommend such incorporation, (ii) the unaudited consolidated quarterly financial statements of the Company and its subsidiaries, including management's discussion and analysis thereof, to be included in the Company's Quarterly Reports on Form 10-Q to the Securities and Exchange Commission, (iii) the Company's policies with respect to risk assessment and risk management, (iv) the adequacy and effectiveness of the Company's internal controls, disclosure controls and procedures and internal auditors, and (v) the quality and acceptability of the Company's accounting policies, including critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Company's financial statements. The Audit Committee held eight meetings in 2003.

     The current members of the Audit Committee are Messrs. Lavin, Adams, Carmichael and Johnson. The Board of Directors has determined that each of these members has the qualifications set forth in the New York Stock Exchange's listing standards regarding financial literacy and accounting or related financial management expertise, and that Mr. Lavin, the Chairman of the Audit Committee, is an audit committee financial expert, as defined by the Securities and Exchange Commission. The Board of Directors has also determined that each of the members of the Audit Committee is independent, as defined in the New York Stock Exchange's listing standards. On February 25, 2004, the Board of Directors adopted the Audit Committee Charter in the form attached hereto as Appendix A.

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is charged with reviewing and approving the financial goals and objectives relevant to the compensation of the chief executive officer, evaluating the chief executive officer's performance in light of such goals and objectives, and determining (in certain cases, as directed by the Board of Directors, together with the other independent directors of the Company) the chief executive officer's compensation based on such evaluation, after having reviewed the recommendations submitted to it by the Chairman of the Board with respect thereto. The Compensation Committee also is responsible for reviewing the recommendations of the chief executive officer concerning the compensation of the other officers of the Company and the adjustments proposed to be made to the compensation of the most highly paid officers of each operating unit of the Company, reporting to the Board of Directors with respect thereto, and making such recommendations to the Board of Directors with respect thereto as the Compensation Committee may deem appropriate. In addition, the Compensation Committee, which held three meetings in 2003, is responsible for administering the 2002 Plan.

     The Nominating and Governance Committee of the Board of Directors (the "Nominating and Governance Committee") is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. In addition, the Nominating and Governance Committee is responsible for developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company and overseeing the evaluation of the Board of Directors and the Company's management. The Nominating and Governance Committee held no meetings in 2003.

     The current members of the Nominating and Governance Committee are Messrs. Noall, Johnson and Will. The Board of Directors has determined that each of these members is independent as defined in the New York Stock Exchange's listing standards. On February 25, 2004, the Board of Directors adopted the Nominating and Governance Committee Charter in the form attached hereto as Appendix B.

            SECURITIES OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of February 25, 2004, the beneficial ownership of Common Stock of each of the nominees named for election as a director, each of the other current directors and each of the executive officers named in the Summary Compensation Table on page 13.

                                       AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                           ------------------------------------------------------------------
                             SOLE VOTING       SHARED VOTING POWER
                            POWER AND SOLE        AND/OR SHARED                      PERCENT
NAME OF BENEFICIAL OWNER   INVESTMENT POWER     INVESTMENT POWER       TOTAL         OF CLASS
------------------------   ----------------    -------------------    -------        --------
Allan P. Kirby, Jr.......      539,899                    --          539,899(1)        7.19
Thomas S. Johnson........        9,945                    --            9,945(2)        0.13
James F. Will............       20,136                 1,468           21,604(2)        0.29
F.M. Kirby...............      312,638               679,527          992,165(3)       13.21
Roger Noall..............       13,801                    --           13,801(2)        0.18
Rex D. Adams.............        5,275                    --            5,275(2)        0.07
John J. Burns, Jr........       83,714                    --           83,714(4)        1.11
Dan R. Carmichael........       17,700                   336           18,036(2)(5)     0.24
William K. Lavin.........       13,152                    --           13,152(2)        0.18
Weston M. Hicks..........       40,600                    --           40,600(6)        0.54
David B. Cuming..........       46,259                    --           46,259           0.62
Robert M. Hart...........       18,056                    --           18,056           0.24
Peter R. Sismondo........       10,587                   561           11,148(7)        0.15

---------------

(1) See Note (2) on page 4.

(2) Includes 8,514 shares of Common Stock in the case of Mr. Johnson, 14,168 shares of Common Stock in the case of Mr. Will, 10,361 shares of Common Stock in the case of Mr. Noall, 4,891 shares of Common Stock in the case of Mr. Adams, 14,168 shares of Common Stock in the case of Mr. Carmichael, and 12,246 shares of Common Stock in the case of Mr. Lavin, issuable under stock options granted pursuant to the Amended and Restated Directors' Stock Option Plan and the 2000 Directors' Stock Option Plan.

(3) See Note (1) on page 3.

(4) Includes 760 shares of Common Stock owned by Mr. Burns's wife. Mr. Burns had no voting or investment power over these shares, and he disclaims beneficial ownership of them. Also includes (i) 7,803 shares of Common Stock representing the vesting of 7,803 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends) made to Mr. Burns in 1999, and (ii) 15,669 shares of Common Stock representing the vesting of 15,669 performance shares in settlement of a special award of performance shares (as adjusted for stock dividends and to reflect the spin-off by the Company of Chicago Title Corporation in June 1998) made to Mr. Burns in 1996. In each case, the payout in respect of the vested performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company, and will be made one-half in shares of Common Stock and one-half in cash (based upon the fair market value of one share of Common Stock on the payout date for each performance share).

(5) Includes 232 shares of Common Stock owned by Mr. Carmichael's wife. Mr. Carmichael had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

(6) Includes 30,600 shares representing a restricted stock award and a subsequent stock dividend in respect thereof, which are subject to Mr. Hicks's continuing employment with the Company and the achievement of certain performance goals, as more fully described below under "Employment Arrangements."

(7) Includes 4,239 shares of Common Stock owned by Mr. Sismondo's wife. Mr. Sismondo had no voting or investment power over these shares, and he disclaims beneficial ownership of them.

     As of February 25, 2004, all nominees named for election as a director, directors and executive officers as a group (13 persons) beneficially owned 1,813,654 shares, or 24.1 percent, of the outstanding Common Stock, adjusted to include shares of Common Stock issuable within 60 days upon exercise of stock options held by such nominees, directors and executive officers. Such nominees, directors and executive officers had sole voting and investment power with respect to 1,131,762 shares, shared voting and/or investment power with respect to 681,892 shares and no voting or investment power with respect to 5,231 shares.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company has determined that, except as set forth below, no person who at any time during 2003 was a director, officer or beneficial owner of more than 10 percent of the Common Stock failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2003. Such determination is based solely upon the Company's review of Forms 3, 4 and 5, and written representations that no Form 5 was required, which were submitted to it during or with respect to 2003. With regard to Ann Kirby Kirby who, prior to her death in 1996, was believed by the Company to be a beneficial owner of more than 10 percent of the Common Stock based on her Schedule 13D statement filed with the Securities and Exchange Commission in 1982, the Company had not received any reports from Mrs. Kirby regarding changes in her ownership of Common Stock, and the representatives of the estate of Mrs. Kirby have declined to supply information with respect to ownership of Common Stock by her estate or beneficiaries; therefore, the Company does not know whether her estate or any beneficiary of her estate beneficially owned more than 10 percent of the Common Stock during 2003 nor whether any such person was required to file reports required by Section 16
(a). Mr. F.M. Kirby filed a Form 4 report in June 2003 reporting the distribution to beneficiaries in early May 2003 of 2,204 shares of Common Stock received as a stock dividend by trusts of which Mr. F.M. Kirby is the sole trustee.

                           COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer thereof receives an annual retainer of $30,000, payable one-half in cash and one-half in shares of Common Stock as more fully explained below, as well as $1,000 for each board meeting attended in person and $500 for each conference telephone meeting attended. In addition, the Chairman of the Executive Committee receives an annual fee of $25,000, and each other member thereof who is not an officer of the Company receives an annual fee of $7,500. The Chairman of the Audit Committee receives an annual fee of $15,000, and each other member thereof receives an annual fee of $11,000. The Chairman of the Audit Committee also receives $1,000 for each audit committee meeting of a Company operating unit which he attends. The Chairman of the Compensation Committee receives an annual fee of $8,000, and each other member thereof receives an annual fee of $6,000. The Chairman of the Nominating and Governance Committee receives an annual fee of $6,500, and each other member thereof receives an annual fee of $5,000.

     Pursuant to the Directors' Equity Compensation Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives his retainer in the beginning of each year of his term for the following twelve-months' service as a director, exclusive of any per meeting fees, committee fees or expense reimbursements, payable one-half in shares of Common Stock, based on the market value (as defined in the plan) of such shares on the date of payment, and one-half in cash. Each eligible director received 88 shares of Common Stock on May 21, 2003.

     Pursuant to the 2000 Directors' Stock Option Plan, each director of the Company who is not an employee of the Company or any of its subsidiaries receives annually, as of the first business day after the conclusion of each Annual Meeting of Stockholders of the Company, an option to purchase 1,000 shares of Common Stock (subject to antidilution adjustments) at a price equal to the fair market value (as defined in the plan) of such shares on the date of grant. On April 28, 2003, each eligible director received an option to purchase 1,000 shares of Common Stock at a price of $170.545 per share.

     Pursuant to the Non-Employee Directors' Retirement Plan, each person who has served as a non-employee director of the Company after July 1, 1990 is entitled to receive, after his retirement from the Board of Directors, an annual retirement benefit payable in cash equal to the annual retainer payable to directors of the Company at the time of his retirement. The benefit is paid from the date of the director's retirement from the Board of Directors until the end of a period equal to his length of service thereon or until his death, whichever occurs sooner. To be entitled to this benefit, the director must have served as such for at least five years and must have continued so to serve either until the time he is required to retire by the Company's retirement policy for directors or until he has attained age 70. The Company's retirement policy for directors was adopted by Old Alleghany in 1979 and by the Company upon its formation in 1986. The retirement policy provides that, except in respect of directors serving when the policy was first adopted, the Board of Directors shall not select a person as a nominee for the Board of Directors for a term that would anticipate such nominee serving beyond his or her seventy-second birthday. Messrs. Burns, Allan P. Kirby, Jr. and F.M. Kirby are not subject to such retirement policy because each of them was a director of Old Alleghany in 1979.

     As Chairman of the Board of the Company, Mr. F.M. Kirby received in respect of 2003 $342,121 in salary, $19,158 representing payments for reimbursement of taxes and the reimbursement itself, and $78,881 representing (i) a savings benefit of $52,031 credited pursuant to the Company's Deferred Compensation Plan; and (ii) a benefit, valued at $26,850 pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on his behalf. Such life insurance policy provides a death benefit to Mr. F.M. Kirby if he is an employee at the time of his death equal to four times the amount of his annual salary at January 1 of the year of his death.

     As non-executive Chairman of the board of directors of the Company's subsidiary World Minerals Inc. ("World Minerals"), Mr. Will was entitled to receive an annual retainer of $40,000 as well as $600 for each board meeting or conference telephone meeting attended. As a member of the Audit Committee of the World Minerals board, Mr. Will was entitled to receive $500 for each committee meeting attended. In 2003, Mr. Will received a total of $44,900 for services in these capacities.

                             EXECUTIVE COMPENSATION

     The information under this heading relates to the chief executive officer and the four other most highly compensated executive officers of the Company serving as executive officers at the end of 2003.

                           SUMMARY COMPENSATION TABLE

                                                              ANNUAL COMPENSATION
                                                      ------------------------------------    LONG-TERM
                                                                              OTHER ANNUAL    INCENTIVE      ALL OTHER
NAME AND PRINCIPAL                                                 BONUS      COMPENSATION   PLAN PAYOUTS   COMPENSATION
POSITION                                       YEAR    SALARY       (1)           (2)            (3)            (4)
------------------                             ----   --------   ----------   ------------   ------------   ------------
John J. Burns, Jr.,..........................  2003   $970,465   $  741,763     $22,356       $1,115,924      $175,810
  President and chief                          2002    970,465      593,410      23,112        1,442,639       173,116
  executive officer                            2001    933,139      142,647      18,729        3,204,931(5)    168,652

Weston M. Hicks,.............................  2003   $624,000   $  468,000     $ 4,743       $       --      $ 99,866
  Executive Vice                               2002    115,000      450,000         520               --           625
  President(6)

David B. Cuming,.............................  2003   $454,416   $  259,356     $12,566       $  460,788      $ 83,179
  Senior Vice President                        2002    436,938      251,151      15,124          595,807        82,048
                                               2001    420,133      888,359     796,479          766,326        81,459

Robert M. Hart,..............................  2003   $454,416   $  268,149     $ 6,304       $  460,788      $ 76,581
  Senior Vice                                  2002    436,938      260,589       6,421          595,807        73,152
  President, General                           2001    420,133    1,092,488     884,790          766,326        73,264
  Counsel and Secretary

Peter R. Sismondo,...........................  2003   $221,389   $  101,485     $ 2,867       $  236,940      $ 37,034
  Vice President, Controller,                  2002    212,874       95,666       2,894          306,221        35,358
  Treasurer and Assistant                      2001    204,687      452,829     355,551          393,613        36,097
  Secretary

---------------

(1) These amounts represent (i) bonuses earned in respect of the relevant year under the Company's Management Incentive Plan, which is a short-term incentive plan designed to reward officers for achieving specified net earnings per share and/or individual objectives; and (ii) for each of Messrs. Cuming and Hart, an additional amount representing a special award in 2001 of shares of Common Stock under the 1993 Plan, valued at $815,760 and $1,019,700, respectively.

(2) These amounts represent payments for reimbursement of taxes including reimbursement of taxes incurred in respect of the special awards in 2001 of shares of Common Stock under the 1993 Plan as described in Note (1) above, and the reimbursement itself.

(3) These amounts represent payouts in settlement of performance shares awarded under the 1993 Plan. Performance shares under the 1993 Plan entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 1993 Plan) in a four-year award period commencing with the year following that in which the performance shares were awarded; payouts have generally been made one-half in cash and one-half in Common Stock.

(4) The 2003 amounts listed for Messrs. Burns, Hicks Cuming, Hart and Sismondo include (i) savings benefits of $145,570, $93,450, $68,053, $68,053 and
    $33,155, respectively, credited pursuant to the Company's Deferred Compensation Plan; and (ii) benefits, valued at $26,220, $2,396, $11,106, $4,508 and $912, respectively, pursuant to Securities and Exchange Commission rules, of life insurance maintained by the Company on their behalf. Such life insurance policies provide a death benefit to an executive officer who is an employee at the time of his death equal to four times the amount of such executive officer's annual salary at January 1 of the year of his death. In the case of Mr. Burns, at his election, such death benefit shall not exceed $3,000,000. The 2003 amounts listed for Messrs. Burns, Hicks, Cuming, Hart and Sismondo also include compensation of $4,020, $4,020, $4,020, $4,020 and $2,967, respectively, in respect of other insurance coverage.

(5) This amount includes a payout of $1,593,802 in respect of one-half of a special award of an aggregate 31,212 performance shares made to Mr. Burns under the 1993 Plan in 1999, as adjusted for stock dividends. These performance shares entitled Mr. Burns to a payout one-half in cash and one-half in Common Stock up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share, depending upon the stockholders' equity per share equaling or exceeding $234 (as adjusted for stock dividends) as at the end of any fiscal quarter ending on or before June 30, 2002 and occurring while Mr. Burns was chief executive officer of the Company. This goal was achieved in the quarter ending March 31, 2001. Payout of 7,803 of these performance shares was deferred pursuant to the terms of the special award until Mr. Burns's retirement as an officer of the Company.

(6) Mr. Hicks has been Executive Vice President of the Company since October 7, 2002.


                   LONG-TERM INCENTIVE PLAN -- AWARDS IN 2003

                                          PERFORMANCE
                                            OR OTHER          ESTIMATED FUTURE PAYOUTS UNDER
                          NUMBER OF       PERIOD UNTIL          NON-STOCK PRICE-BASED PLANS
                       SHARES, UNITS OR    MATURATION    -----------------------------------------
NAME                   OTHER RIGHTS(1)     OR PAYMENT    THRESHOLD      TARGET          MAXIMUM
----                   ----------------   ------------   ---------   -------------   -------------
John J. Burns, Jr....       7,275          2004-2007     $3,844.47   $1,537,789.50   $2,306,684.25
Weston M. Hicks......       5,073          2004-2007     $2,680.82   $1,072,330.74   $1,608,496.11
David B. Cuming......       3,064          2004-2007     $1,619.17   $  647,668.32   $  971,502.48
Robert M. Hart.......       3,064          2004-2007     $1,619.17   $  647,668.32   $  971,502.48
Peter R. Sismondo....       1,575          2004-2007     $  832.31   $  332,923.50   $  499,385.25

---------------

(1) These amounts represent performance shares awarded for the 2004-2007 award period under the 2002 Plan. These performance shares entitle the holder thereof to payouts of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts will be made in respect of these performance shares only if average annual compound growth in the Company's Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $202.04. Target payouts will be made at 100 percent if such growth equals 8 percent. No payouts will be made if such growth is less than 4 percent; payouts for growth between 4 percent and 12 percent will be determined by interpolation.

                               PENSION PLAN TABLE

     The Company's Retirement Plan provides for designated employees, including all of its current executive officers, retirement benefits in the form of an annuity for the participant's life or, alternatively, actuarially equivalent forms of benefits, including a lump sum. A participant must have either completed five years of service with the Company or a subsidiary thereof or attained age 55 while employed by the Company or a subsidiary thereof before he or she is vested in, and thus has a right to receive, any such benefits following his or her termination of employment with the Company and all subsidiaries thereof.

     The annual retirement benefit under the Company's Retirement Plan, if paid in the form of a life annuity to a participant who retires on reaching age 65 with 15 or more years of service, is equal to 52.7625 percent of the participant's average compensation, which is defined as the sum of (i) the highest average annual base salary over a consecutive three-year period during the last ten years or, if applicable, shorter period of employment, plus (ii) one-half of the highest average annual cash bonus over a consecutive five-year period during the last ten years of employment; however, such benefit is reduced by 33.5 percent of his unreduced primary Social Security benefit and by 67 percent of his accrued benefit under a previously terminated retirement plan of the Company. (Annual base salary is the amount that would be included in the salary column of the Summary Compensation Table for the relevant years, and annual bonus is the amount of the cash bonus earned under the Company's Management Incentive Plan that would be included in the bonus column of the Summary Compensation Table for the relevant years.) In the event a participant becomes totally disabled prior to retirement, such participant's annual base salary shall equal his annual base salary at the time of disability, and such participant's average annual bonus shall be based on the average over the five consecutive years (or lesser period of employment) prior to disability, each adjusted annually for inflation; such participant's period of disability will be treated as continued employment for all purposes under the Retirement Plan, including determining his years of service.

     Since the funds accumulated under the Company's Retirement Plan to provide for each participant's annual retirement benefit are currently taxable to each participant, the plan provides for the payment to the appropriate tax authorities as withholding tax on behalf of each participant of an amount equal to the income and employment tax liabilities imposed upon the participant by reason of his participation in the plan. As a result, benefits payable in the form of a lump sum are not taxable at the time of payment. Benefits payable in the form of an annuity are taxable in part; the Retirement Plan provides that such benefits will be increased to offset the impact of any such tax liability, and the estimated benefits set forth in the table below include an estimate of such increase.

     A participant may retire as early as age 55, but the benefit payable at that time will be reduced to reflect the commencement of benefit payments prior to age 65. The benefit payable to a participant who retires after age 65 is increased to reflect salary increases and additional years of service through the actual date of retirement and the decreased period over which the normal retirement benefit will be paid. The Retirement Plan also provides that a participant over age 65 who is still in the employ of the Company may elect prior to the actual date of retirement to receive the benefits to which he would have been entitled had he retired on the date of such election. Pursuant to this provision, Mr. Burns and Mr. Cuming each elected in February 2001 to receive their then accrued benefits under the Retirement Plan. Any additional benefits which accrue prior to their actual date of retirement will be offset by the then equivalent value of the benefits previously distributed. As a result, it is not likely that Messrs. Burns or Cuming will receive any additional benefits from the Retirement Plan.

     The following table shows the estimated annual retirement benefit payable under the Company's Retirement Plan (without giving effect to the Social Security offset or the offset for benefits accrued under the previously terminated retirement plan) to a participant who, upon retirement on December 31, 2003 at age 65, had achieved the average compensation and years of service indicated. The amounts shown assume payment in the form of a straight life annuity.

                                                YEARS OF SERVICE
  AVERAGE                               --------------------------------
COMPENSATION                               5          10      15 OR MORE
------------                            --------   --------   ----------
$    125,000 .........................  $ 26,894   $ 53,788   $   80,682
     150,000 .........................    32,273     64,546       96,819
     175,000 .........................    37,652     75,303      112,955
     200,000 .........................    43,031     86,061      129,091
     225,000 .........................    48,410     96,819      145,228
     250,000 .........................    53,789    107,576      161,364
     300,000 .........................    64,547    129,091      193,637
     400,000 .........................    86,062    172,122      258,183
     450,000 .........................    96,820    193,637      290,456
     500,000 .........................   107,578    215,152      322,729
     600,000 .........................   129,093    258,183      387,274
     700,000 .........................   150,609    301,213      451,820
     800,000 .........................   172,124    344,244      516,366
     900,000 .........................   193,640    387,279      580,919
   1,000,000 .........................   215,155    430,310      645,466
   1,100,000 .........................   236,671    473,341      710,012
   1,200,000 .........................   258,186    516,373      774,559
   1,300,000 .........................   279,702    559,404      839,105
   1,400,000 .........................   301,217    602,435      903,652
   1,500,000 .........................   322,733    645,466      968,199
   1,600,000 .........................   344,248    688,497    1,032,745

     As of December 31, 2003, the credited years of service for Messrs. Hart and Sismondo were 14 and 16 years, respectively. The average compensation of each of Messrs. Hart and Sismondo for purposes of the Retirement Plan was $535,252 and $251,383, respectively. As of December 31, 2003, Mr. Hicks had one year of vesting service toward the five years of vesting service necessary to become 100% vested in his benefits under the Retirement Plan.

                            EMPLOYMENT ARRANGEMENTS

     On October 7, 2002, the Company entered into an employment agreement with Mr. Hicks, pursuant to which Mr. Hicks has agreed to serve as Executive Vice President of the Company. Under the terms of Mr. Hicks's employment agreement, his initial base salary was at an annual rate of $600,000, which is reviewed annually commencing December 2002 and for calendar year 2004 will be at an annual rate of not less than $700,000. He was paid an annual bonus of $450,000 for 2002 and was entitled to participate in the Management Incentive Plan for 2003 with a target bonus opportunity of 50 percent of his annual base salary. In addition, Mr. Hicks received an award of 5,201 performance shares (as adjusted for stock dividends) under the 2002 Plan for the four-year award period ending December 31, 2006, which entitle him to a payout of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. A maximum payout will be made in respect of these performance shares only if average annual compound growth in the Company's Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $186.01

(as adjusted for stock dividends). A target payout will be made at 100 percent if such growth equals 8 percent. No payout will be made if such growth is less than 4 percent; payouts for growth between 4 percent and 12 percent will be determined by interpolation. Mr. Hicks also received an award of 3,231.7 performance shares (as adjusted for stock dividends) under the 2002 Plan for the three-year award period ending December 31, 2005, which entitle him to a payout of cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one share of Common Stock on the payout date for each performance share awarded. A maximum payout will be made in respect of these performance shares only if average annual compound growth in the Company's Earnings Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent in the award period, measured from a base of $10.24 (as adjusted for stock dividends). No payout will be made if such growth is 8 percent or less; a payout for growth between 8 percent and 12 percent will be determined by interpolation. If Mr. Hicks is terminated other than for Cause or Total Disability (as defined in the employment agreement), or if he is not elected chief executive officer of the Company by December 31, 2005 and a decision is made by Mr. Hicks or the Company to terminate his employment, the Company will continue to pay his base salary after such termination until such payments total $1 million on a gross basis. The employment agreement also provides that Mr. Hicks is eligible to participate in the Company's Retirement Plan and, effective January 1, 2003, the Company's Deferred Compensation Plan, as well as all other employee benefit plans, programs, practices or other arrangements in which other senior executives of the Company are generally eligible to participate from time to time.

     Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock award agreement dated as of October 7, 2002. Under this award agreement, Mr. Hicks received a restricted stock award of 30,600 shares of Common Stock (which includes shares received in a subsequent stock dividend which are similarly restricted) under the 2002 Plan, which will vest (i) if the Company achieves average annual compound growth in Stockholders' Equity Per Share (as defined in the award agreement) equal to 10 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2006, 2007, 2008 or 2009, or (ii) if the performance goal set forth in clause (i) above has not been achieved as of December 31, 2009, when the Company achieves average annual compound growth in Stockholders' Equity Per share equal to 7 percent or more as measured over a calendar year period commencing January 1, 2003 and ending on December 31, 2010, 2011 or 2012. If the performance goals are not achieved as of December 31, 2012, Mr. Hicks will forfeit all of the restricted shares. If Mr. Hicks's employment with the Company is terminated for any reason prior to the occurrence of any vesting date, he shall forfeit his interest in any restricted shares that have not yet vested; however, if the Company terminates Mr. Hicks's employment after December 31, 2004 other than for Cause or Total Disability (as defined in the award agreement), and the performance goal set forth in clause (ii) above has been satisfied in all respects except for the passage of the required period of time, that number of restricted shares equal to 30,000 multiplied by a fraction, the numerator of which is the number of full calendar years beginning January 1, 2003 and ending on or before the date of such termination, and the denominator of which is ten, will vest. In the event that Mr. Hicks is elected chief executive officer of the Company, he will receive a restricted stock award of 25,000 shares of Common Stock under the 2002 Plan which will have comparable terms and conditions as the first restricted stock award except that the performance measurement periods will commence at the time of the second restricted stock award.

     Pursuant to the terms of his employment agreement, Mr. Hicks and the Company entered into a restricted stock unit matching grant agreement dated as of October 7, 2002. Under this matching grant agreement, Mr. Hicks received a restricted stock unit matching grant under the 2002 Plan of two restricted stock units for every share of Common Stock purchased by Mr. Hicks or received by him pursuant to stock dividends thereon (the "Owned Shares") on or before September 30, 2003 up to a maximum of 30,000 restricted stock units in respect of up to a maximum of 15,000 Owned Shares (in each case subject to increase to reflect any stock dividend paid in 2003). On August 25, 2003, Mr. Hicks purchased 10,000 shares of Common Stock and, accordingly, was credited with 20,000 restricted stock units. The restricted stock units are notional units of measurement denominated in shares of Common Stock and entitle Mr. Hicks to payment on account of such restricted stock units in an amount equal to the Fair Market Value (as defined in the matching grant agreement) on the payment date of a number of shares of Common Stock equal to the number of restricted stock units to which Mr. Hicks is entitled to payment. All of the restricted stock units shall vest on October 7, 2012. If Mr. Hicks is terminated without Cause or by reason of his death or Total Disability (as such terms are defined in the matching grant agreement) prior to October 7, 2012, a pro rata portion of the restricted stock units credited to him shall vest and become nonforfeitable on the basis of 10 percent of such account for each full year of employment with the Company measured from October 7, 2002. Mr. Hicks shall have maintained unencumbered beneficial ownership of the Owned Shares continuously throughout the period commencing with the initial purchase of Owned Shares and ending October 7, 2012 or the earlier date of a pro rata payout. To the extent that he fails to do so, he will forfeit two restricted stock units for each Owned Share with respect to which he has not maintained unencumbered beneficial ownership for the required period of time. If, prior to October 7, 2012, Mr. Hicks voluntarily terminates his employment or the Company terminates Mr. Hicks's employment for Cause, all of the restricted units shall be forfeited. Mr. Hicks may not transfer the restricted stock units and has no voting or other rights in respect of the restricted stock units.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is currently composed of the three independent directors whose names appear at the end of this report.

     An important objective of the Compensation Committee is to ensure that the compensation practices of the Company are competitive and effectively designed to attract, retain and motivate highly-qualified personnel. In performing its functions, the Compensation Committee in recent years has obtained and used information and advice furnished by a nationally recognized compensation consulting firm.

     Compensation paid to the executive officers of the Company in 2001, 2002 and 2003 consisted chiefly of salary, cash bonuses under the Management Incentive Plan which in large part were tied to the financial results of the Company, and payouts of cash and Common Stock under the 1993 Plan which were tied both to the price of the Common Stock and to the financial results of the Company. These compensation practices help to link the interests of the Company's executive officers with the interests of the Company's stockholders.

Annual Compensation

     Salary adjustments for executive officers are generally made annually and are based on salaries for the prior year, executive salary movements nationally and in the New York market, individual performance and internal comparability considerations.

     Annual cash bonuses are paid to executive officers under the Management Incentive Plan. This plan is designed to reward officers for the achievement of specified financial and/or individual objectives.

     Bonus opportunities for 2003 were adjusted from the prior year at the rate of 4 percent (which was in proportion to changes in salaries). Maximum bonus opportunities for executive officers of the Company as a percentage of salaries for 2003 ranged from 76 percent of salary for Mr. Burns to 48 percent of salary for the most junior executive officer of the Company. Target bonus opportunities are equal to two-thirds of the maximum bonus opportunity and are believed to fall at or below the median of prevailing practices in a broad cross-section of American industry reflecting the Company's policy of emphasizing long-term financial performance and long-term incentive compensation. Mr. Hicks's target bonus opportunity for 2003 was set at 50 percent of his annual base salary pursuant to his employment agreement with the Company.

     For 2003, the portion of the bonus opportunities which depended on financial objectives ranged from 80 percent of Mr. Burns's bonus opportunity to 40 percent of the bonus opportunity of the most junior executive officer of the Company. The financial objective under the Management Incentive Plan was the achievement by the Company of a specified level of net earnings per share, which was based on the planned net earnings per share for the year as approved by the Board of Directors and included in the Alleghany Corporation Strategic Plan 2003-2007. Target bonus opportunities were to be earned if plan net earnings per share were achieved, and maximum bonus opportunities were to be earned at 110 percent of plan. For any amounts to be earned, net earnings per share were required to exceed 80 percent of plan, and growth in book value per share was required to be at least 4 percent. The Company's 2003 net earnings per share exceeded 110 percent of the plan for 2003 and growth in book value per share exceeded 4 percent; therefore, the maximum amount was earned on that portion of the bonus opportunities that was dependent on financial objectives.

     The remainder of the bonus opportunities of the executive officers of the Company for 2003 was based on achievement of individual objectives. Individual objectives for the executive officers of the Company (other than Mr. Burns) were determined, and the performance of such officers was assessed, by the chief executive officer. Individual objectives for Mr. Burns were determined, and his performance was assessed, by the Board of Directors upon the recommendation of the Compensation Committee, which received the recommendation of the Chairman of the Board with respect thereto. The maximum amount was authorized in respect of Mr. Burns's individual objectives for 2003 because 100 percent of such objectives were achieved.

Long-Term Incentive Compensation

     In addition to annual compensation, the Company provides long-term incentive compensation to its executive officers pursuant to awards under the 2002 Plan. The 2002 Plan provides for long-term incentives based upon objective, quantifiable measures of the Company's performance over a period of time.

     The performance shares awarded in 2003 entitle the holder thereof to payouts in cash and/or Common Stock (in such proportion as is determined by the Compensation Committee) up to a maximum amount equal to the value of one and one-half shares of Common Stock on the payout date for each performance share awarded. Maximum payouts with respect to such performance shares will be made only if average annual compound growth in the Company's Book Value Per Share (as defined by the Compensation Committee pursuant to the 2002 Plan) equals or exceeds 12 percent as measured from a specified base in the four-year award period commencing with the year following that in which the performance shares were awarded, target payouts will be made at 100 percent if such growth equals 8 percent, and no payouts will be made if such growth is less than 4 percent; payouts for growth between 4 percent and 12 percent will be determined by interpolation. This performance scale was developed with the advice of the nationally recognized compensation consulting firm referred to above; the target was determined to represent superior performance based on the current economic outlook. The specified base Book Value Per Share for the performance shares granted in 2003 was determined by reference to the estimated book value for year-end 2003.

     In determining the number of performance shares awarded each year, the Compensation Committee has sought to achieve reasonable continuity in awards from prior years. Also, the Compensation Committee considers changes in salaries and the price of Common Stock. The number of performance shares awarded to an executive officer in 2003 for the 2004-2007 award period was determined by adjusting the prior year's award to reflect the increase in his salary from 2003 to 2004 and to reflect the movements in the price of the Common Stock.

     In the case of the Company's most senior executive officers, long-term incentive compensation opportunities are believed to be close to the prevailing practices in a broad cross section of American industry; in the case of the Company's most junior executive officer, such opportunity is believed to be somewhat more generous than such prevailing practices. The awards reflect the Company's policy of emphasizing long-term financial performance and long-term incentive compensation opportunities over short-term results and short-term incentive compensation opportunities.

Section 162(m) of the Internal Revenue Code of 1986

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), disallows a deduction to the Company for any compensation paid to a "covered employee" in excess of $1 million per year, subject to certain exceptions. In general, "covered employees" include the chief executive officer and the four other most highly compensated executive officers of the Company who are in the employ of the Company and are officers at the end of the tax year. Among other exceptions, the deduction limit does not apply to compensation that meets the specified requirements for "performance-based compensation." In general, those requirements include the establishment of objective performance goals for the payment of such compensation by a committee of the Board of Directors composed solely of two or more outside directors, stockholder approval of the material terms of such compensation prior to payment, and certification by the committee that the performance goals for the payment of such compensation have been achieved. While the Compensation Committee believes that the Company should seek to obtain maximum deductibility of compensation paid to executive officers, the Compensation Committee also believes that the interests of the Company and its stockholders are best served by assuring that appropriate compensation arrangements are established to retain and incentivize executive officers.

     The Compensation Committee has endeavored, to the extent it deems consistent with the best interests of the Company and its stockholders, to cause awards of long-term incentive compensation to qualify as "performance-based compensation" under Section 162(m). To that end, the 2002 Plan was submitted to and approved by the stockholders of the Company at the 2002 Annual Meeting, so that compensation payable pursuant to certain long-term incentive awards may qualify for deductibility under Section 162(m). All of the performance shares awarded in 2003 to Messrs. Burns, Hicks, Cuming, Hart and Sismondo described in Note (1) to the table relating to long-term incentive awards are intended to qualify as "performance-based compensation" for purposes of Section 162(m).

     The Compensation Committee does not currently intend to structure the annual cash bonuses under the Management Incentive Plan to comply with the "performance-based compensation" rules of Section 162(m). Such bonuses do not meet the requirement of Section 162(m) that they be payable "solely on account of the attainment of one or more preestablished, objective performance goals," since in most cases such bonuses also have subjective performance goals. In addition, the material terms of bonuses under the Management Incentive Plan were not submitted for the approval of the stockholders of the Company, as required by Section 162(m). The Compensation Committee believes the annual cash bonuses, as currently structured, best serve the interests of the Company and its stockholders by allowing the Company to recognize the full range of an executive officer's contribution.

     With respect to other compensation that has been or may be paid to executive officers of the Company, the Compensation Committee may consider the requirements of Section 162(m) and make determinations regarding compliance with
Section 162(m) based upon the best interests of the Company and its stockholders.

Other Benefits

     The Company also provides to its executive officers other benefits, such as retirement income, death benefits and savings credits, including those described elsewhere in this proxy statement. The amounts of these benefits generally are tied directly to salaries, as variously defined in the relevant plans. Such additional benefits are believed to be typical of the benefits provided by other public companies to their executives.

                                              Dan R. Carmichael
                                              William K. Lavin
                                              Roger Noall

                                              Compensation Committee
                                              of the Board of Directors

                             AUDIT COMMITTEE REPORT

     The Audit Committee is currently composed of four independent directors whose names appear at the end of this report.

     Management is responsible for the Company's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee's responsibility is to monitor and review these processes and the activities of the Company's independent auditors. The Audit Committee members are not acting as professional accountants or auditors, and their responsibilities are not intended to duplicate or certify the activities of management and the independent auditors or to certify the independence of the auditors under applicable rules.

     In this context, the Audit Committee has reviewed and discussed the Company's audited financial statements as of December 31, 2003 and for the fiscal year then ended, including management's discussion and analysis of financial condition and results of operation and critical accounting policies, with management and KPMG LLP, the Company's independent auditors. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, as issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     KPMG LLP reported to the Audit Committee regarding the critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the audited financial statements as of December 31, 2003 and for the fiscal year then ended, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by KPMG LLP.

      KPMG LLP provided a report to the Audit Committee describing KPMG LLP's internal quality-control procedures and related matters. KPMG LLP also provided to the Audit Committee the written disclosures and the letter required by Standard No. 1, "Independence Discussions with Audit Committees," as adopted by the Independence Standards Board, and the Audit Committee discussed with KPMG LLP its independence. When considering KPMG LLP's independence, the Audit Committee considered, among other matters, whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.

     Based on the reviews and discussions with management and KPMG LLP referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements as of December 31, 2003 and for the fiscal year then ended be included in the Company's Annual Report on Form 10-K for such fiscal year. The Audit Committee also selected KPMG LLP as independent auditors of the Company for the year 2004, subject to stockholder ratification.

                                          William K. Lavin
                                          Rex D. Adams
                                          Dan R. Carmichael
                                          Thomas S. Johnson

                                          Audit Committee
                                          of the Board of Directors

                               PERFORMANCE GRAPH

     The following graph compares for the years 1999-2003 the cumulative total stockholder return on the Common Stock, the cumulative total return on the Standard & Poor's 500 Stock Index (the "S&P 500") and the cumulative total return on the common stock of a group of "peer" issuers. The graph shows the value at the end of each such year of $100 invested as of January 1, 1999 in the Common Stock, the S&P 500 and the common stock of a group of "peer" issuers.

     In 2003, the Company was a moderately diversified business enterprise with revenues generated primarily by its operations in property and casualty insurance and industrial minerals.

     "Peer" issuers for the Company are publicly held, diversified financial services companies which have been selected for their similarities to the Company in terms of lines of business, recent history of acquisitions and dispositions, holding company structure and/or concentration of ownership, although any "peer" issuer, in the Company's view, would be significantly different from other "peer" issuers and from the Company due to the individual character of its business. The Company has constructed a group of "peer" issuers which, in addition to the Company, consists of American Financial Group, Inc., Loews Corporation, Old Republic International Corporation and Leucadia National Corporation (collectively, the "Peer Group").

                                  [Line Graph]

                                          ALLEGHANY      S&P 500     PEER GROUP
                                          ---------    ----------    ----------
1999....................................   $100.71      $121.04       $ 70.90
2000....................................   $113.80      $110.02       $117.49
2001....................................   $108.70      $ 96.95       $117.11
2002....................................   $102.27      $ 75.52       $107.09
2003....................................   $130.76      $ 97.18       $130.45

     The foregoing performance graph is based on the following assumptions: (i) cash dividends are reinvested on the ex-dividend date in respect of such dividend; (ii) the two-percent stock dividends paid by the Company in each of the years 1999 through 2003 are included in the cumulative total stockholder return on the Common Stock; and (iii) total returns on the common stock of "peer" issuers are weighted by stock market capitalization at the beginning of each year.

              2. RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee has selected KPMG LLP, independent certified public accountants, as independent auditors for the Company for the year 2004. A resolution will be submitted to stockholders at the Annual Meeting for ratification of such selection. Although ratification by stockholders is not a prerequisite to the ability of the Audit Committee to select KPMG LLP as the Company's independent auditors, the Company believes such ratification to be desirable. If the stockholders do not ratify the selection of KPMG LLP, the selection of independent auditors will be reconsidered by the Audit Committee; however, the Audit Committee may select KPMG LLP notwithstanding the failure of the stockholders to ratify its selection.

     The following table summarizes the fees for professional audit services rendered by KPMG LLP for the audit of the Company's annual financial statements for the years 2003 and 2002, and fees billed for other services rendered by KPMG LLP for the years ended December 31, 2003 and 2002:

                                                2003         2002
                                             ----------   ----------
Audit Fees.................................  $2,157,900   $1,384,300
Audit-Related Fees.........................     282,800      302,700
Tax Fees...................................      36,300      106,400
All Other Fees.............................          --           --
                                             ----------   ----------
Total......................................  $2,477,000   $1,793,400

     The amounts shown for "Audit Fees" represent the aggregate fees for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for each of the last two fiscal years, and the reviews of the Company's financial statements included in its Quarterly Reports on Form 10-Q, the consents for registration statements and the services provided in connection with statutory and regulatory filings during each of the last two fiscal years. The amounts shown for "Audit-Related Fees" represent the aggregate fees billed in each of the last two fiscal years by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and that are not reported under "Audit Fees." These services include due diligence assistance in connection with acquisitions, consultations on accounting and audit matters, the verification of certain incentive compensation calculations requested by the Board of Directors, and audit work performed on certain of the Company's benefit plans. The amounts shown for "Tax Fees" represent the aggregate fees billed in each of the last two fiscal years by KPMG LLP for tax compliance and review regarding the accounting treatment of various tax matters.

     Audit and permissible non-audit services to be provided by KPMG LLP to the Company must be pre-approved by the Audit Committee or, between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for KPMG LLP in excess of $100,000.

     When considering KPMG LLP's independence, the Audit Committee considered, among other matters, whether KPMG LLP's provision of non-audit services to the Company is compatible with maintaining the independence of KPMG LLP.

     The Board of Directors recommends a vote "FOR" this resolution. Proxies solicited by the Board of Directors will be so voted unless stockholders specify a contrary vote. The resolution may be adopted by a majority of the votes cast with respect thereto.

     KPMG LLP was Old Alleghany's independent auditors from 1947 and has been the Company's independent auditors since its incorporation in November 1984.

     It is expected that a representative of KPMG LLP will be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

                   3. ALL OTHER MATTERS THAT MAY COME BEFORE
                            THE 2004 ANNUAL MEETING

     As of the date of this statement, the Board of Directors knows of no business that will be presented for consideration at the 2004 Annual Meeting other than that referred to above. As to other business, if any, that may come before the 2004 Annual Meeting, proxies in the enclosed form will be voted in accordance with the judgment of the person or persons voting the proxies.

                     STOCKHOLDER NOMINATIONS AND PROPOSALS

     The Nominating and Governance Committee will receive at any time and will consider from time to time suggestions from stockholders as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors. Any such stockholder recommendation should be submitted in writing to the Nominating and Governance Committee in care of the Secretary of the Company at the Company's principal executive offices.

     The Board of Directors seeks members with diverse business and professional backgrounds and outstanding integrity, judgment and such other skills and experience as will enhance the Board's ability to best serve the interests of the Company. The Board of Directors has not approved any criteria for nominees for director and believes that establishing such criteria is best left to an evaluation of the needs of the Company at the time that a nomination is to be considered. Similarly, the Nominating and Governance Committee has not identified specific, minimum qualifications for director nominees or any specific qualities or skills that it believes are necessary for one or more of the Company's directors to possess. In view of the infrequency of vacancies on the Board of Directors, the Nominating and Governance Committee does not have an established process for identifying and evaluating nominees for director.

     The Company's By-laws require that there be furnished to the Company written notice with respect to the nomination of a person for election as a director (other than a person nominated by or at the direction of the Board of Directors), as well as the submission of a proposal (other than a proposal submitted by or at the direction of the Board of Directors), at a meeting of stockholders. In order for any such nomination or submission to be proper, the notice must contain certain information concerning the nominating or proposing stockholder and the nominee or the proposal, as the case may be, and must be furnished to the Company generally not less than 30 days prior to the meeting. A copy of the applicable By-law provisions may be obtained, without charge, upon written request to the Secretary of the Company at the Company's principal executive offices.

     In accordance with the rules of the Securities and Exchange Commission, any proposal of a stockholder intended to be presented at the Company's 2005 Annual Meeting of Stockholders must be received by the Secretary of the Company by November 24, 2004 in order for the proposal to be considered for inclusion in the Company's notice of meeting, proxy statement and proxy relating to the 2005 Annual Meeting, scheduled for Friday, April 22, 2005.

                             ADDITIONAL INFORMATION

     At any time prior to their being voted, the enclosed proxies are revocable by written notice to the Secretary of the Company or by appearance at the 2004 Annual Meeting and voting in person. A quorum comprising the holders of a majority of the outstanding shares of Common Stock on the record date must be present in person or represented by proxy for the transaction of business at the 2004 Annual Meeting.

     Solicitation of proxies will be made by mail, telephone and, to the extent necessary, by telegrams and personal interviews. Expenses in connection with the solicitation of proxies will be borne by the Company. Brokers, custodians and fiduciaries will be requested to transmit proxy material to the beneficial owners of Common Stock held of record by such persons, at the expense of the Company. The Company has retained Georgeson Shareholder Communications Inc. to aid in the solicitation of proxies, and for its services the Company expects to pay fees of approximately $9,000 plus expenses.

                                              By order of the Board of Directors

                                                        ROBERT M. HART
                                                    Senior Vice President,
                                                       General Counsel
                                                        and Secretary

March 8, 2004

                                                                      APPENDIX A

                                AUDIT COMMITTEE

                                     OF THE

                               BOARD OF DIRECTORS

                                       OF

                             ALLEGHANY CORPORATION

I.  FUNCTION:

    The Audit Committee is charged with assisting the Board of Directors in its oversight of the integrity of the Corporation's financial statements, the Corporation's compliance with legal and regulatory requirements, the qualifications, performance and independence of the Corporation's independent auditors and the performance of the Corporation's internal auditors; and producing a report as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

II.  ORGANIZATION:

     A. The Audit Committee shall be composed of three or more directors appointed by the Board of Directors, each of whom shall be independent, as determined by the Board of Directors consistent with the requirements of the Securities Exchange Act of 1934, as amended, the rules adopted thereunder by the Securities and Exchange Commission and the listing standards of the New York Stock Exchange. All members of the Committee shall be financially literate and at least one member shall have accounting or related financial management expertise, as such qualifications are interpreted by the Board of Directors in its business judgment. In determining the qualifications of any member of the Committee, the Board of Directors shall consider whether such member serves on the audit committees of more than three public companies and determine that such simultaneous service would not impair the ability of such member to effectively serve on the Committee. Subject to the foregoing, the Board may remove and replace members of the Committee in its discretion. The Board shall designate one of the members as Chairman.

     B. The Committee shall meet at such times and upon such notice as it may determine.

     C. A majority of the members then in office shall constitute a quorum. The act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee.

     D. The Committee shall have the authority to delegate its responsibilities to a subcommittee of its members.

III.  RESPONSIBILITY AND AUTHORITY:

     A. The independent auditors of the Corporation and its subsidiaries shall report directly to the Committee, and the Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.


     B. The Committee shall approve in advance all audit services to be provided by the independent auditors; and shall establish policies and procedures for the engagement of the independent auditors to provide audit and permissible non-audit services, which shall include pre-approval of all permissible non-audit services to be provided by the independent auditors.

     C. The Committee shall, at least annually, obtain and review a report by the independent auditors describing: the independent auditors' internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors; any steps taken to deal with any such issues; and (to assess the independent auditor's independence) all relationships between the independent auditors and the Corporation. After reviewing such report, the Committee shall evaluate the qualifications, performance and independence of the independent auditors and the lead partner of such independent auditors, taking into account the opinions of management and internal auditors and considering whether there should be a regular rotation of the independent auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board.

     D.   The Committee shall review and discuss

          (1) with management and the independent auditors, the audited consolidated annual financial statements of the Corporation and its subsidiaries, including management's discussion and analysis of financial condition and results of operation and critical accounting policies, to be incorporated in the Corporation's Annual Report on Form 10-K to the Securities and Exchange Commission, and any such review by the Committee thereof shall include a determination whether to recommend such incorporation;

          (2) with management and the independent auditors, the unaudited consolidated quarterly financial statements of the Corporation and its subsidiaries, including management's discussion and analysis thereof, to be included in the Corporation's Quarterly Reports on Form 10-Q to the Securities and Exchange Commission;

          (3) the Corporation's earnings releases, as well as financial information and earnings guidance provided to analysts and rating agencies (provided that this may be done generally and that each earnings release or guidance need not be discussed in advance);

          (4) the Corporation's policies with respect to risk assessment and risk management;

          (5) the adequacy and effectiveness of the Corporation's internal controls, including any significant deficiencies in internal controls and significant changes in such controls reported to the Committee by the independent auditors or management;

          (6) the adequacy and effectiveness of the Corporation's disclosure controls and procedures and management reports thereon; and

          (7) the quality, as well as the acceptability, of the Corporation's accounting policies, including the Corporation's critical accounting policies and practices and the estimates and assumptions used by management in the preparation of the Corporation's financial statements, and in connection therewith shall discuss with the independent auditors all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of use of such alternative treatments and the treatment preferred by the independent auditors.

     E. The Committee shall oversee the Corporation's compliance systems with respect to legal and regulatory requirements and compliance with the Corporation's codes of conduct.


     F. The Committee shall meet separately, periodically, with management, the principal internal auditor and the independent auditors.

     G. The Committee shall review with the independent auditors any audit problems or difficulties and management's response.

     H. The Committee shall set clear hiring policies for employees or former employees of the independent auditors.

     I. The internal auditors of the Corporation shall report directly to the Committee and the Committee shall oversee the compensation, activities and performance of the Corporation's internal auditors.

     J. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

     K. The Committee shall produce a report as required by the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

     L. The Committee may engage independent counsel and other advisers, as it determines necessary to carry out its duties.

     M. The Committee shall annually evaluate its performance, the qualifications of its members and the adequacy of this Charter and report thereon to the Board.

     N. The Committee shall keep regular minutes of its proceedings and shall report regularly to the Board of Directors.

     O. To the extent that the Committee in its sole discretion deems feasible and desirable, it may (but shall not be required to) review such other aspects of the affairs of the Corporation and its subsidiaries as it deems appropriate, including but not limited to compliance by management with the policies and decisions of the Board of Directors or any committee thereof, and may make reports and recommendations to the Board with respect thereto.

IV.  LIMITS ON RESPONSIBILITY

     Management is responsible for the Corporation's internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Corporation's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Committee's responsibility is to monitor and review these processes and the activities of the Corporation's independent auditors. The Committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or certify the activities of management and the independent auditors or to certify the independence of the auditors under applicable rules.


As Adopted 2/25/04

                                                                      APPENDIX B

                      NOMINATING AND GOVERNANCE COMMITTEE

                                     OF THE

                               BOARD OF DIRECTORS

                                       OF

                             ALLEGHANY CORPORATION

I.  FUNCTION:

     The Nominating and Governance Committee is charged with identifying and screening candidates, consistent with criteria approved by the Board of Directors, and making recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors; developing and making recommendations to the Board of Directors as to a set of corporate governance principles applicable to the Corporation; and overseeing the evaluation of the Board of Directors and management.

II.  ORGANIZATION:

     A. The Nominating and Governance Committee shall be composed of two or more directors appointed by the Board of Directors, each of whom shall be independent, as determined by the Board of Directors consistent with the requirements of the New York Stock Exchange. Subject to the foregoing, the Board may remove and replace members of the Committee in its discretion. The Board shall designate one of the members as Chairman.

     B. The Committee shall meet at such times and upon such notice as it may determine.

     C. A majority of the members then in office shall constitute a quorum. The act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee.

     D. The Committee shall have the authority to delegate its responsibilities to a subcommittee of its members.


III.  RESPONSIBILITY AND AUTHORITY:

     A. The Committee shall identify and screen candidates, consistent with criteria approved by the Board of Directors, and make recommendations to the Board of Directors as to persons to be nominated by the Board of Directors for election thereto by the stockholders or to be chosen by the Board of Directors to fill newly created directorships or vacancies on the Board of Directors.

     B. The Committee shall develop and make recommendations to the Board of Directors as to a set of corporate governance principles applicable to the Corporation addressing, among other matters determined by the Committee to be appropriate, director qualifications and responsibilities, director orientation and continuing education, management succession and the annual performance evaluation of the Board. The

         Committee shall, through corporate governance principles or otherwise, assure that appropriate processes are in place for the Board, or a committee thereof, to evaluate the effectiveness of management and management succession plans. The Committee shall regularly review issues and developments relating to corporate governance and shall recommend to the Board proposed changes to the corporate governance principles from time to time as the Committee determines to be appropriate.

     C. The Committee shall oversee the evaluation of the Board of Directors and management and shall make recommendations to the Board with respect thereto.

     D. The Committee may retain and employ professional firms and experts to assist in the discharge of its duties. The Committee shall have sole authority to retain and terminate any search firm used to identify director candidates, including sole authority to approve the firm's fees and other retention terms.

     E. The Committee shall annually evaluate its performance, the qualifications of its members and the adequacy of its Charter, and report thereon to the Board.

     F. The Committee shall keep regular minutes of its proceedings and shall report regularly to the Board of Directors.


As Adopted 2/25/04


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
ALLEGHANY CORPORATION

                                                                                  [ ] Mark this box with a X if you have made
                                                                                      changes to your name or address details above.

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ALLEGHANY CORPORATION -- ANNUAL MEETING PROXY CARD

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1 ELECTION OF DIRECTORS
                                                                         Use a BLACK pen. Mark with    [X]
The Board of Directors recommends a vote FOR the listed nominees.        an X inside the grey areas
                                                                         as shown in this example.

 NOMINEES:

                                For   Withhold
 01 - Allan P. Kirby, Jr.       [ ]      [ ]

 02 - Thomas S. Johnson         [ ]      [ ]

 03 - James F. Will             [ ]      [ ]




2 RATIFICATION OF INDEPENDENT AUDITORS

The Board of Directors recommends a vote FOR the following proposal.

                                                        For   Against   Abstain
Ratification of KPMG LLP as independent auditors for    [ ]     [ ]       [ ]
Alleghany Corporation for the year 2004.





THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE. IF NO CHOICES ARE INDICATED, THIS PROXY
WILL BE VOTED FOR ITEMS 1 and 2.


AUTHORIZED SIGNATURES - SIGN HERE - THIS SECTION MUST BE COMPLETED FOR YOUR INSTRUCTIONS TO BE EXECUTED.

Please sign exactly as your name or names appear hereon. For joint accounts, both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature 1 - Please keep signature and title          Signature 2 - Please keep signature and title         Date (mm/dd/2004)
              within the box                                         within the box


--------------------------------------------------     --------------------------------------------------    -----------------

                             ALLEGHANY CORPORATION

--------------------------------------------------------------------------------

                   PROXY FOR ANNUAL MEETING ON APRIL 23, 2004

--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   The undersigned hereby appoints F.M. Kirby, John J. Burns, Jr. and Robert M.
      Hart proxies, each with the power to appoint his substitute and with authority in each to act in the absence of the other, to represent and to vote all shares of stock of Alleghany Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Alleghany Corporation to be
   held at RSUI Group, Inc., 945 East Paces Ferry Road, 18th Floor, Atlanta,
      Georgia on Friday, April 23, 2004 at 10:00 a.m., local time, and any adjournments thereof, as indicated on the proposals described in the Proxy
      Statement, and all other matters properly coming before the meeting.

       IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE